Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Northrop Grumman Shipbuilding dated February 8, 2011 (February 21, 2011 as to Note 13) and relating to the financial statement of Huntington Ingalls Industries, Inc. dated February 21, 2011, appearing in the Registration Statement on Form 10-12B of Huntington Ingalls Industries, Inc. filed on March 16, 2011.

/s/ Deloitte & Touche LLP
Virginia Beach, Virginia
March 29, 2011